Exhibit 3.1
TERRITORY OF THE BRITISH VIRGIN ISLANDS
THE BVI BUSINESS COMPANIES ACT, 2004
FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
DUOYUAN GLOBAL WATER INC.
A COMPANY LIMITED BY SHARES
1	DEFINITIONS AND INTERPRETATION

1.1	In this Memorandum of Association and the attached Articles of Association, if not inconsistent with the subject or context:

“Act” means the BVI Business Companies Act, 2004 (No. 16 of 2004) (as amended);

“Articles” means the attached Articles of Association of the Company;

“Board” means the board of directors of the Company;

“Company Subsidiaries” means Duoyuan Clean Water Technology Industries (China) Co., Ltd., a wholly-foreign-owned enterprise organized under the laws of PRC, and Duoyuan Water Treatment Equipment Manufacturing (Langfang) Co., Ltd., a wholly-foreign-owned enterprise organized under the laws of PRC;

“Distribution” in relation to a distribution by the Company to a Shareholder means the direct or indirect transfer of an asset, other than shares, to or for the benefit of the Shareholder, or the incurring of a debt to or for the benefit of a Shareholder, in relation to shares held by a Shareholder, and whether by means of the purchase of an asset, the purchase, redemption or other acquisition of shares, a transfer of indebtedness or otherwise, and includes a dividend;

“Eligible Persons” means individuals, corporations, trusts, the estates of deceased individuals, partnerships and unincorporated associations of persons;

“Independent Director” means a person who meets the then current requirements for “independence” of the applicable rules and regulations of the U.S. Securities and Exchange Commission and New York Stock Exchange;

“Memorandum” means this Memorandum of Association of the Company;

“Registrar” means the Registrar of Corporate Affairs appointed under section 229 of the Act;

“Related Party” means (a) any director, officer and employee of the Company; (b) any family member of such director, officer and employee; and (c) any entity (e.g. a corporation, partnership, or trust) controlled by or set up for the benefit of a director, office and employee, or a family member of such director, officer and employee;

“Related Party Transaction” means a transaction which is subject to the related party transaction procedures adopted by the Company from time to time;

“Resolution of Directors” means either:
(a)	a resolution approved at a duly convened and constituted meeting of directors of the Company or of a committee of directors of the Company by the affirmative vote of a majority of the directors of the Company except that where a director is given more than one vote, he shall be counted by the number of votes he casts for the purpose of establishing a majority; or

(b)	a resolution consented to in writing by all the directors or by all members of a committee of directors of the Company, as the case may be;
“Resolution of Shareholders” means either:
(a)	a resolution approved at a duly convened and constituted meeting of Shareholders by the affirmative vote of a majority of in excess of 50 percent of the votes of the Shares entitled to vote thereon which were present at the meeting and were voted; or

(b)	a resolution consented to in writing by a majority of in excess of 50 percent of the votes of the Shares entitled to vote thereon;
“Seal” means any seal which has been duly adopted as the common seal of the Company;

“Securities” means Shares and debt obligations of every kind of the Company, and including without limitation options, warrants and rights to acquire shares or debt obligations;

“Share” means a share issued or to be issued by the Company;

“Shareholder” means an Eligible Person whose name is entered in the register of members of the Company as the holder of one or more Shares or fractional Shares;

“Treasury Share” means a Share that was previously issued but was repurchased, redeemed or otherwise acquired by the Company and not cancelled; and

“Written” or any term of like import includes information generated, sent, received or stored by electronic, electrical, digital, magnetic, optical, electromagnetic, biometric or photonic means, including electronic data interchange, electronic mail, telegram, telex or telecopy, and “in writing” shall be construed accordingly.

1.2	In the Memorandum and the Articles, unless the context otherwise requires a reference to:
(a)	a “Regulation” is a reference to a regulation of the Articles;

(b)	a “Clause” is a reference to a clause of the Memorandum;

(c)	voting by Shareholders is a reference to the casting of the votes attached to the Shares held by the Shareholder voting;

(d)	the Act, the Memorandum or the Articles is a reference to the Act or those documents as amended or, in the case of the Act, any re-enactment thereof; and

(e)	the singular includes the plural and vice versa.
1.3	Any words or expressions defined in the Act unless the context otherwise requires bear the same meaning in the Memorandum and the Articles unless otherwise defined herein.

1.4	Headings are inserted for convenience only and shall be disregarded in interpreting the Memorandum and the Articles.

2	NAME

The name of the Company is Duoyuan Global Water Inc. .

3	STATUS

The Company is a company limited by shares.

4	REGISTERED OFFICE AND REGISTERED AGENT

4.1	The registered office of the Company is situated at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

4.2	The registered agent of the Company is Offshore Incorporations Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

4.3	The Company may by Resolution of Shareholders or by Resolution of Directors change the location of its registered office or change its registered agent.

4.4	Any change of registered office or registered agent will take effect on the registration by the Registrar of a notice of the change filed by the existing registered agent or a legal practitioner in the British Virgin Islands acting on behalf of the Company.

5	GENERAL OBJECTS AND POWERS

Subject to Clause 6 below the objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Act or as the same may be revised from time to time, or any other law of the British Virgin Islands.

6	LIMITATIONS ON THE COMPANY’S BUSINESS

For the purposes of Section 9(4) of the Act the Company has no power to:

(a)	carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

(b)	carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

(c)	carry on the business of company management unless it is licensed under the Companies Management Act, 1990;

(d)	carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands; or

(e)	carry on the business as a mutual fund, mutual fund manager or mutual fund administrator unless it is licensed under the Mutual Funds Act, 1996.
7	AUTHORISED SHARES

7.1	The Company is authorised to issue a maximum of 1,500,000,000 Ordinary Shares with a par value of US$0.000033 each.

7.2	Shares shall be issued in the currency of the United States of America.

7.3	The Company may issue fractional Shares and a fractional Share shall have the corresponding fractional rights, obligations and liabilities of a whole Share of the same class or series of Shares.

7.4	Shares may be issued in one or more series of Shares as the directors may by Resolution of Directors determine from time to time.

7.5	The directors or Shareholders may from time to time by Resolution of Directors or Resolution of Shareholders increase the maximum number of shares the Company is authorised to issue, by amendment to the Memorandum in accordance with the provisions below.

8	RIGHTS ATTACHING TO SHARES

Subject to the Articles, each Share confers on the holder:
(a)	the right to one vote at a meeting of the Shareholders or on any Resolution of Shareholders;

(b)	the right to an equal share in any dividend paid by the Company in accordance with the Act; and

(c)	the right to an equal share in the distribution of the surplus assets of the Company.
9	RIGHTS NOT VARIED BY THE ISSUE OF SHARES PARI PASSU

The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the

Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

10	VARIATION OF RIGHTS

If at any time the Company is authorised to issue Shares of more than one class, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied only with the consent in writing of the holders of not less than three-fourths of the issued Shares of that class and the holders of not less than three-fourths of the issued Shares of any other class of Shares which may be affected by such variation.

11	REGISTERED SHARES ONLY

Shares may only be issued as registered shares and the Company is not authorised to issue bearer shares. Registered shares may not be exchanged for bearer shares or converted to bearer shares.

12	AMENDMENT OF MEMORANDUM AND ARTICLES

12.1	Subject to the provisions of the Act and Clause 12.2, the Shareholders or directors may amend the Memorandum or Articles by a Resolution of Shareholders or by a Resolution of Directors, save that no amendment may be made by a Resolution of Directors:
(a)	to restrict the rights or powers of the Shareholders to amend the Memorandum or Articles;

(b)	to change the percentage of Shareholders required to pass a Resolution of Shareholders to amend the Memorandum or Articles;

(c)	in circumstances where the Memorandum or Articles cannot be amended by the Shareholders; or

(d)	to Clauses 8, 9, 10 or this Clause 12.
12.2	No amendment may be made to Regulation 64(i) unless approved by an affirmative vote of the holders of 662/3 percent or more of the outstanding votes of the Shares entitled to vote thereon.

12.3	Any amendment of the Memorandum or Articles will take effect from the date of the registration by the Registrar of the notice of amendment or restated Memorandum and Articles incorporating the amendment(s) made, filed by the registered agent of the Company.

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